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                          Prospectus Supplement Filed Pursuant To Rule 424(b)(3)
               (To Prospectus Dated October 21, 1999) Registration No. 333-87999

                                  $200,000,000

                         AMERITRADE HOLDING CORPORATION

  5.75% Convertible Subordinated Notes Due August 1, 2004 and 6,142,740 Shares of Class A Common Stock Issuable Upon Conversion of the Notes

                           ---------------------------

         This prospectus supplement relates to the resale by the holders of 5.75% Convertible Subordinated Notes due August 1, 2004 of Ameritrade Holding Corporation and the shares of Class A common stock of Ameritrade issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated October 21, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                      Principal Amount of    Class A Common
                      Notes Beneficially     Stock Owned Prior
                      Owned and              to the Offering (1)    Class A Common
Name                  Offered (1)            (2)                    Stock Offered (2)
--------              -------------------    -------------------    -----------------
Goldman Sachs &
Company                7,100,000              218,067                218,067


Oppenheimer
Convertible            5,000,000              153,568                153,568
Securities Fund

Soundshore
Holdings Ltd.          2,600,000              79,855                 79,855


Soundshore
Opportunity
Holding Fund Ltd.      1,700,000              52,213                 52,213

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(1) Includes Class A common stock into which the notes are convertible.


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(2) Assumes a conversion price of 30.7137 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

         Investing in our Class A common Stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 8 of the prospectus.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

           The date of this prospectus supplement is November 9, 1999.